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Exhibit 10.6

FORM OF CREDIT FACILITY

        THIS CREDIT FACILITY dated as of                        , 2004 is between LIBERTY MEDIA CORPORATION, a Delaware corporation ("LMC"), and LIBERTY MEDIA INTERNATIONAL, INC., a Delaware corporation ("LMI").

RECITALS

        A.    LMI has requested that LMC establish a revolving credit facility pursuant to which LMI may obtain loans in an aggregate principal amount outstanding at any one time not exceeding $[500,000,000 less the amount as of the Distribution Date of the note payable by Liberty Japan, Inc.].

        B.    LMC is willing to extend such revolving credit loans on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

        "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York or Denver, Colorado are authorized to close their regular banking business.

        "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

        "Default" shall mean an event that, with the giving of notice or the passage of time (or both), would constitute an Event of Default.

        "Distribution Date" shall mean the date on which LMC distributes all of the issued and outstanding common stock of LMI to holders of Series A Common Stock and Series B Common Stock.

        "Event of Default" or "Events of Default" shall have the meanings set forth in Article VI.

        "Facilities and Services Agreement" shall mean the Facilities and Services Agreement between LMC and LMI, as such agreement may be amended from time to time, pursuant to which LMC will provide, among other things, certain facilities and services to LMI.

        "GAAP" shall mean generally accepted accounting principals in the United States of America consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

        "Indebtedness" shall mean, with respect to any Person, without duplication, all obligations of such Person (i) for borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) upon which interest charges are customarily paid, (iv) issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business), (v) in respect of letters of credit and bankers acceptances, (vi) obligations of such Person under Capital Leases, (vii) Indebtedness of others of the type described in clauses (i) through (vi) hereof which such Person has directly or indirectly assume or guaranteed, or secured by a lien on the assets of such Person whether or not such Person has assumed such Indebtedness.

        "Maturity Date" shall mean March 31, 2005.

        "Maximum Rate" shall have the meaning set forth in section 2.02(d).

        "Note" shall have the meaning set forth in Section 2.01(c).

        "Person" shall mean any natural person, corporation, limited liability company, partnership, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Prepayment Notice" shall have the meaning set forth in Section 2.03(b).

        "Relevant Subsidiary" shall mean each of the following: Liberty Cablevision of Puerto Rico, Ltd., Liberty IFE, Inc., Liberty Media International Holdings, LLC, Liberty NC X, Inc., Liberty PR, Inc., Pramer SCA, those Subsidiaries through which LMI from time to time holds it equity interests in Jupiter Telecommunications Co., Ltd., Liberty Jupiter Finance, Inc., those Subsidiaries through which LMI from time to time holds it equity interests in Jupiter Programming Co., Ltd., those Subsidiaries through which LMI from time to time holds it equity interests in United GlobalCom, Inc., and United GlobalCom, Inc.

        "Reorganization Agreement" shall mean the Reorganization Agreement entered into by LMC, LMI and Liberty Media International Holdings, LLC on or before the Distribution Date.

        "Revolving Loan Commitment" shall mean the commitment of LMC to make Revolving Loans hereunder in an aggregate outstanding principal amount of $[500,000,000 less the amount as of the Distribution Date of the note payable by Liberty Japan, Inc.], as such amount may be adjusted from time to time pursuant to Section 2.04.

        "Revolving Loan Commitment Termination Date" shall mean the date on which the commitment of LMC to make Revolving Loans under this Agreement terminates in accordance with Section 2.04.

        "Revolving Loans" shall have the meaning set forth in Section 2.01.

        "Series A Common Stock" shall mean the Series A Common Stock of LMC.

        "Series B Common Stock" shall mean the Series B Common Stock of LMC.

        "Subsidiary" shall mean (with respect to any Person) any corporation, limited liability company, partnership, joint venture or other entity, whether now existing or hereafter organized or acquired, in which: (i) ownership interests having a majority of the voting power in the election of directors or similar officers (excluding for these purposes ownership interests that entitle the holder to vote only upon the occurrence of a contingency) are at the time owned, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or (ii) the managing owner is such Person or one or more of its Subsidiaries.

ARTICLE II.
THE LOANS

        SECTION 2.01.    Revolving Loans.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, LMC agrees to make loans (each a "Revolving Loan," and collectively the "Revolving Loans") on a revolving credit basis to LMI, from time to time, from the date hereof to but excluding the Revolving Loan Commitment Termination Date, at such time and in such amounts as LMI shall request, in an aggregate principal amount at any time outstanding not in excess of the amount of the Revolving Loan Commitment. Upon the terms and subject to the conditions set forth in this Agreement, LMI may borrow, repay and reborrow funds from LMC.

        (b)   In order to effect a borrowing under the Revolving Loan Commitment, LMI shall give LMC prior irrevocable written notice not less than three Business Days before a requested borrowing. Each such notice shall be signed by an authorized officer of LMI, shall refer to this Agreement and shall specify: (i) the amount of the requested borrowing under this Agreement, (ii) the date (which shall be a Business Day) on which LMI is requesting the proceeds of such borrowing and (iii) that all conditions to such borrowing set forth in Article IV of this Agreement have been satisfied.

        (c)   LMI's obligation to repay the Revolving Loans made by LMC shall be evidenced by a promissory note (the "Note") (which shall be substantially in the form of Exhibit A) dated the date hereof, duly executed on behalf of LMI and payable to the order of LMC. LMC shall endorse on the schedule attached to the Note, or otherwise record in its internal records, an appropriate notation evidencing the date and amount of each Revolving Loan, each payment and prepayment of the principal amount of any Revolving Loan and other information provided for on such schedule. Any failure of LMC to make such a notation or any error in such notation shall not affect the obligation of LMI to repay the Revolving Loans in accordance with the terms of this Agreement and the Note.

        SECTION 2.02.    Interest on Revolving Loans and Other Payments.

        (a)   Subject to Section 2.02(d) below, the unpaid principal amount of each Revolving Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) equal to 6.0% until the earlier of (i) the occurrence and continuation, of an Event of Default or (ii) the Maturity Date. Accrued interest shall compound semiannually until paid.

        (b)   Interest on each Revolving Loan shall be due and payable on the date the principal amount of such Revolving Loan is prepaid, upon acceleration of such Revolving Loan or on the Maturity Date. LMI shall have the right, at any time and from time to time on any Business Day, to pay any outstanding amount of accrued interest owing but not yet payable on the Revolving Loans by delivery of the amount of any such payment to LMC and designating such payment as a payment of accrued interest.

        (c)   From and after the Maturity Date and after the occurrence and during the continuation of an Event of Default, LMI shall, on demand from time to time, pay interest, to the extent permitted by law, on all amounts payable hereunder (including interest) up to the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) equal to 8.0%.

        (d)   All agreements between LMI and LMC are expressly limited so that in no event whatsoever shall the interest paid or agreed to be paid to LMC for the use, forbearance or detention of the indebtedness evidenced by the Note exceed the maximum rate permissible under applicable law (the "Maximum Rate"). If LMC ever receives an amount which would represent interest in excess of the Maximum Rate, such amount as would be excessive interest shall be applied to reduce the principal amount owing under the Note and not to the payment of interest. In determining whether the interest paid or payable exceeds such Maximum Rate, LMI and LMC shall to the maximum extent permitted by applicable law: (i) characterize any non-principal payment as an expense, fee or premium rather than as interest; (ii) exclude voluntary prepayments and the effects thereof; and (iii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of the Note so that the actual rate of such interest does not exceed such Maximum Rate. For purposes of the Note, the term "applicable law" shall mean that law in effect from time to time and applicable to the credit transaction between LMI and LMC which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such transaction and the Note, including laws of the State of Colorado and, to the extent controlling, laws of the United States of America.

        SECTION 2.03.    Payment; Maturity; Prepayment.

        (a)   Unless accelerated hereunder, the principal amount of each Revolving Loan, together with all interest accrued thereon, shall be due and payable on the Maturity Date.

        (b)   LMI shall have the right, at any time and from time to time, to prepay any Revolving Loan, in whole or in part, without premium or penalty, upon giving written notice (a "Prepayment Notice") to LMC at least three Business Days prior to such prepayment. Each Prepayment Notice shall specify the principal amount of each Revolving Loan (or portion thereof) to be prepaid and the date of prepayment and shall commit LMI to prepay such borrowing on the date specified therein. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

        (c)   LMI shall prepay the outstanding Revolving Credit Loans upon the closing of any equity or debt financing by LMI in an amount equal to 100% of the amount of the net proceeds of such equity financing or the borrowings available under the commitments obtained in connection with such debt financing. LMI shall give three Business Days' prior written notice to LMC of the closing date of any such equity or debt financing. Any prepayments under this section 2.03(c) may not be reborrowed, and pursuant to section 2.04(a) will reduce the Revolving Loan Commitment.

        SECTION 2.04.    Reduction and Termination of Revolving Loan Commitment.

        (a)   Any prepayments on the Revolving Loans under section 2.03(c) shall immediately and irrevocably reduce the Revolving Loan Commitment by the principal amount so prepaid.

        (b)   Upon at least three Business Days' prior irrevocable written notice to LMC, LMI may at any time, from time to time, in whole or in part permanently reduce the amount of the Revolving Loan Commitment.

        (c)   The Revolving Loan Commitment shall terminate on the earlier of (i) the Maturity Date or (ii) termination pursuant to Section 6.01.

        SECTION 2.05.    Manner of Payment

        (a)   Each payment (including any prepayment) by LMI on the account of the principal of or interest on the Revolving Loans, and any other amount owed to LMC under this Agreement or the Note, shall be made not later than 1:00 p.m. (Denver, Colorado time) on the date specified for payment under this Agreement to LMC to an account designated by LMC, in lawful money of the United States of America in immediately available funds. The failure of LMI to make any such payment by such time shall not constitute an Event of Default hereunder, provided that such payment is received by LMC in immediately available funds by 4:00 p.m. (Denver, Colorado time) on such due date. Any payment made after 1:00 p.m. (Denver, Colorado time) on any date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Revolving Loans. All payments made by LMI under this Agreement or the Note shall be applied first to costs and expenses, if any, then to accrued and unpaid interest and then to the principal amount outstanding.

        (b)   If any payment under this Agreement or the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

        (c)   LMI agrees to pay principal, interest and all other amounts due hereunder or under the Note without set-off or counterclaim or any deduction whatsoever and free and clear of all taxes, levies and withholding. If LMI is required by applicable law to deduct any taxes from or in respect of any sum payable to LMC hereunder or under the Note: (i) the sum payable hereunder and thereunder, as applicable, shall be increased to the extent necessary to provide that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.05(c)), LMC receives an amount equal to the sum it would have received had no such deductions been made; (ii) LMI shall make such deductions from such sums payable hereunder and thereunder, as applicable, and pay the amount so deducted to the relevant taxing authority as required by applicable law; and (iii) LMI shall provide LMC with evidence satisfactory to it that such deducted amounts have been paid to the relevant taxing authority.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

        SECTION 3.01.    Representations and Warranties.    As an inducement to LMC to enter into this Agreement and to make the Revolving Credit Loans, LMI hereby represents and warrants to LMC that:

          (a)   It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to own, lease and operate its properties, to carry on its business as presently conducted and to carry out the transactions contemplated by this Agreement.

          (b)   It has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Note.

          (c)   Each of this Agreement and the Note has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by laws affecting creditors' rights generally or by principles governing the availability of equitable remedies.

          (d)   None of the execution and delivery of this Agreement and the Note or the compliance with any of the provisions of this Agreement and the Note will (i) conflict with or result in a breach of any provision of its corporate charter or bylaws, (ii) breach, violate or result in a default under any of the terms of any agreement or other instrument or obligation (including, without limitation, those in respect of Indebtedness) to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries' properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries or affecting any of its or any of its Subsidiaries' properties or assets.

ARTICLE IV.
CONDITIONS OF LENDING

        SECTION 4.01.    Conditions Precedent.    The obligation of LMC to make a Revolving Loan hereunder on any date shall be subject to the satisfaction of the following conditions precedent each in form and substance satisfactory to LMC in its sole discretion:

          (a)   LMC shall have received a notice of such borrowing as required by Section 2.01(b).

          (b)   The representations and warranties of LMI set forth in Article III shall be true and correct with the same effect as though made on and as of such date.

          (c)   LMI shall be in compliance with all of the terms and conditions of this Agreement and the Note, and at the time of, and immediately after, such borrowing no Default or Event of Default shall have occurred and be continuing.

          (d)   LMI shall be in compliance, in all material respects and subject to all applicable cure periods contained therein, with all of the terms and conditions of the Reorganization Agreement and the Facilities and Services Agreement.

          (e)   LMC shall have received from LMI such additional information and materials as LMC shall have reasonably requested, and all documents in connection with any Revolving Loan shall be satisfactory to counsel for LMC.

        The acceptance of the proceeds of any Revolving Loan shall be deemed to be a representation and warranty by LMI as to compliance with this Section 4.01 on the borrowing date for any such Revolving Loan.

ARTICLE V.
COVENANTS

        On and after the date hereof until the termination of the Revolving Loan Commitment and the payment in full of the Revolving Loans and the performance by LMI of all other obligations of LMI hereunder, LMI covenants and agrees that:

        SECTION 5.01.    Corporate Existence.    It will, and will use commercially reasonable efforts to cause each of its Relevant Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, however, that (i) LMI may merge or consolidate with a wholly-owned Subsidiary of LMI (so long as LMI is the surviving entity) and (ii) wholly-owned Subsidiaries of LMI may merge or consolidate with other wholly-owned Subsidiaries of LMI or with LMI, and (iii) wholly-owned Subsidiaries of LMI may be dissolved.

        SECTION 5.02.    Businesses and Properties.    It will, and will use commercially reasonable efforts to cause each of its Relevant Subsidiaries to, at all times do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; comply in all material respects with all laws and regulations applicable to the operation of such business whether now in effect or hereafter; take all actions which are required to obtain, preserve, renew and extend all licenses, permits and other authorizations which are material to the operation of such business; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition.

        SECTION 5.03.    Obligations and Taxes.    It will, and will use commercially reasonable efforts to cause each of its Relevant Subsidiaries to, pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to material liens or charges upon such properties or any part thereof; provided, however, that neither LMI nor any Relevant Subsidiary shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof is being contested in good faith by appropriate proceedings and LMI or any such Relevant Subsidiary shall, to the extent required by generally accepted accounting principles applied on a consistent basis, have set aside on its books adequate reserves with respect thereto.

        SECTION 5.04.    Financial Statements; Reports, Etc.    It will furnish to LMC:

          (a)   promptly after the same become publicly available, copies of such annual, periodic and other reports, and such proxy statements and other information, as LMI files with the Securities and Exchange Commission (the "SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, copies of the annual report and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which LMI is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, that LMI shall be permitted to deliver its annual report on Form 10-K and its quarterly reports on Form 10-Q at the same times as LMI is required to file the corresponding certificate described in section 5.04 (b) below;

          (b)   within 60 days after the end of each of the first three fiscal quarters and within 90 days after the end of the last fiscal quarter of LMI, a certificate of the Chief Financial Officer of LMI certifying that to the best of his knowledge no Default or Event of Default has occurred, and, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

          (c)   promptly, from time to time, such other information regarding the affairs, operations or condition (financial or otherwise) of LMI or any of its Subsidiaries as LMC may reasonably request and which is capable of being obtained, produced or generated by LMI or any of its Relevant Subsidiaries.

        SECTION 5.05.    Litigation and Other Notices.    It will give LMC prompt written notice of the following:

          (a)   the issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of the Revolving Loans or invalidating, or having the effect of invalidating, any provision of this Agreement or the Note, or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint;

          (b)   the filing or commencement of any action, suit or proceeding against LMI or any of its Subsidiaries, whether at law or in equity or by or before any court or any federal, state, municipal, foreign or other governmental agency or authority as to which there is a reasonable possibility of an adverse determination and which, if adversely determined against LMI or any such Subsidiary, could materially impair LMI's ability to perform its obligations under this Agreement or the Note or materially and adversely affect the business, assets, operations, prospects or condition (financial or otherwise) of LMI and its Subsidiaries, considered as a whole;

          (c)   any Default or Event of Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

          (d)   any event or condition which would permit the holder or obligee of any Indebtedness of LMI or any of its Relevant Subsidiaries in an aggregate amount in excess of $10,000,000 to accelerate the maturity of such Indebtedness.

        SECTION 5.06.    Maintaining Records; Access to Properties and Inspections.    It will maintain financial records in accordance with generally accepted accounting practices in effect from time to time in the United States of America and, upon reasonable notice, at all reasonable times and as often as LMC may request, permit any authorized representative designated by LMC to inspect the properties and financial records of LMI, and to make extracts from such financial records at LMC's expense, and permit any authorized representative designated by LMC to discuss the affairs, finances and condition of LMI and its Subsidiaries with LMI's Chief Financial Officer and such other officers as LMI shall deem appropriate and with LMI's independent public accountants.

        SECTION 5.07.    Sales of Assets.    It will not, in one transaction or any series of related transactions, sell, transfer or otherwise dispose of all or substantially all of its assets without either the prior written consent of LMC to such sale, transfer or disposition or applying the proceeds of such transaction to pay in full the Revolving Loans.

        SECTION 5.08.    Dividends, Etc.    It will not declare or pay any dividend or make any distribution on its capital stock (other than dividends or distributions payable in common stock), or purchase, redeem or otherwise acquire or retire for value any capital stock of LMI and it will use commercially reasonable efforts to prohibit any Relevant Subsidiary (other than United GlobalCom, Inc.) from purchasing or otherwise acquiring or retiring for value any capital stock of LMI. Notwithstanding the preceding sentence, LMI may issue and distribute to its stockholders rights to purchase shares of LMI's common stock, including rights to purchase such stock at a discount from the trading price thereof determined by LMI's board of directors.

        SECTION 5.09.    Use of Proceeds.    LMI shall use the proceeds of the Revolving Loans only (a) to fund working capital needs and (b) to fund investments and acquisitions.

        SECTION 5.10.    Debt or Equity Financing.    LMI shall use commercially reasonable efforts to consummate an equity or debt financing as soon as practicable in an amount sufficient to repay all amounts due and owing under the Revolving Loans and, in the case of debt financing, in an amount sufficient to replace the Revolving Loan Commitment hereunder, in each case by the Maturity Date.

ARTICLE VI.
EVENTS OF DEFAULT

        SECTION 6.01.    Consequences of Event of Default.    If any one or more of the following events ("Events of Default") shall occur and be continuing, LMC may by notice to LMI terminate the Revolving Loan Commitment and/or declare the entire unpaid balance of the principal of and interest on any outstanding Revolving Loans to be forthwith due and payable, and thereupon the same and all other liabilities of LMI accrued hereunder shall immediately become due and payable without further act, except that in the case of the occurrence of an Event of Default described in Section 6.06, the Revolving Loan Commitment shall automatically terminate and the unpaid balance of the principal of and interest on all of the outstanding Revolving Loans and all other liabilities of LMI accrued hereunder shall automatically become due and payable without any requirement of notice. Except for the notice provided for in the immediately preceding sentence, LMI hereby irrevocably waives any presentment, demand, protest, notice of protest or other notice of any kind.

        SECTION 6.02.    Failure to Pay.    Failure by LMI to make any payment of principal of or interest on the Revolving Loans when due, whether at maturity or at a date fixed for prepayment or otherwise; provided, however, that no event of default shall be deemed to occur upon a failure by LMI to pay an optional prepayment under section 2.03(b).

        SECTION 6.03.    Breach of Covenants.

        (a)   Failure by LMI to perform or observe any of the agreements or covenants of LMI set forth in Sections 5.01, 5.03, 5.07, 5.08 or 5.09; or

        (b)   Failure by LMI to perform or observe any other term, covenant or condition of this Agreement which remains unremedied for a period of 30 days after LMC has notified LMI of such failure.

        SECTION 6.04.    Breach of Debt Instrument.    A default by LMI or any of its Relevant Subsidiaries in the payment of principal of or interest on any Indebtedness in excess of $10,000,000, or the failure to observe or perform any other agreement or condition relating to any such Indebtedness, or the occurrence or failure to occur of any other event or condition, so that, as a result such Indebtedness is accelerated or may be declared due and payable prior to the date on which such Indebtedness otherwise would become due and payable, unless prior to the exercise by LMC of any of its remedies hereunder (including acceleration of the maturity of the Revolving Loans): (i) such default, failure to observe or perform, occurrence or failure to occur has been cured in full or unconditionally waived with the result that the payment of such Indebtedness may not thereafter be accelerated on the basis thereof, or (ii) such declaration of acceleration has been rescinded or annulled on terms satisfactory to LMC or (iii) LMI or such Relevant Subsidiary, as the case may be, has contested such declaration of acceleration in good faith and by appropriate proceedings and has obtained and thereafter maintained the stay of such acceleration and all consequences thereof that would have a material adverse effect on LMI and its Subsidiaries (considered as a whole) or the rights of LMC hereunder.

        SECTION 6.05.    Breach of Representation.    Any representation or warranty made by LMI to LMC in this Agreement or in any certificate or other document furnished by LMI at any time under or in connection with this Agreement, proves to have been false in any material respect when made.

        SECTION 6.06.    Bankruptcy, Etc.    LMI shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent or bankrupt, suffer an order for relief under any federal bankruptcy law, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, which remains undismissed for a period of 60 days or more; or LMI, by any act or omission, indicates its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or suffers any custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more.

        SECTION 6.07.    Judgments, Etc.    Any judgment against LMI or any of its Relevant Subsidiaries for any amount in excess of $10,000,000 shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 60 days or more.

ARTICLE VII.
MISCELLANEOUS

        SECTION 7.01.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is so held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision or restriction.

        SECTION 7.02.    Assignment.    This Agreement shall not be assignable, in whole or in part, directly or indirectly, by LMI without the prior written consent of LMC, and any attempt by LMI to assign any rights or obligations arising under this Agreement without such consent shall be void. LMC may not assign this Agreement or the Note, in whole or in part, directly or indirectly, without the prior written consent of LMI, and any attempt by LMC to assign any rights or obligations arising under this Agreement or the Note without such consent shall be void. The provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by LMC and LMI and their respective successors and permitted assigns.

        SECTION 7.03.    Further Assurances.    Subject to the provisions hereof, each of LMC and LMI shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may reasonably be required to effect the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of LMC and LMI shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating thereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental agency, regulatory or administrative agency, commission or similar authority and promptly provide the other with all such information as the other may reasonably request in order to be able to comply with the provisions of this sentence.

        SECTION 7.04.    Parties in Interest.    Nothing in this Agreement expressed or implied is intended or shall be construed to confer any right or benefit upon any person or entity other than LMC and LMI and their respective successors and permitted assigns.

        SECTION 7.05.    Waivers, Etc.    No failure or delay on the part of LMC in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by LMC therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and only for the purpose for which given.

        SECTION 7.06.    Setoff.    All payments to be made by LMI under this Agreement shall be made without setoff, counterclaim or withholding, all of which are irrevocably waived.

        SECTION 7.07.    Confidentiality.    Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any legal action, each party shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its agents or employees may acquire pursuant to, or in the course of performing its obligations under, this Agreement. Such obligation to maintain confidentiality shall not apply to information which (a) at the time of disclosure was in the public domain not as a result of acts by the receiving party, (b) is received from a third party who is not bound by an obligation of confidentiality to LMC or LMI with respect to such information, (c) is disclosed in compliance with an order of a court of competent jurisdiction or to comply with applicable laws or regulations or (d) is developed independently by the receiving party and its officers, employees or agents. To the extent that a party is required to disclose such information to comply with applicable laws and regulations such party will (i) give the other party reasonable prior notice to allow it to seek a protective order or other appropriate remedy (to the extent such notice is not in breach of applicable laws or regulations), (ii) disclose only such information as is required by law or regulation, and (iii) use commercially reasonable efforts to obtain confidential treatment for any information so disclosed.

        SECTION 7.08.    Expenses. LMI agrees to promptly pay:

          (a)   All reasonable out-of-pocket expenses of LMC in connection with the preparation, negotiation, execution, and delivery of this Agreement and the Note and the transactions contemplated hereunder and thereunder; and

          (b)   All reasonable out-of pocket costs and expenses of enforcement of rights and collection if an Event of Default occurs in the payment of the Note, which in each case shall include reasonable fees and out-of-pocket expenses of counsel for LMC.

        SECTION 7.09.    Entire Agreement.    This Agreement and the Note contain the entire agreement of the parties with respect to the transactions contemplated hereby.

        SECTION 7.10.    Headings.    Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        SECTION 7.11.    Counterparts.    For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

        SECTION 7.12.    Notices.    All notices and other communications provided for herein or made hereunder shall be in writing and shall be hand delivered, telecopied or mailed to the intended recipient as specified below:

LMI:	Liberty Media International, Inc. 12300 Liberty Boulevard Englewood, CO 80112 Attn: Elizabeth M. Markowski, Esq. Facsimile: (720) 875-5858
LMC:	Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112 Attn: Charles Y. Tanabe, Esq. Facsimile: (720) 875-5382

or to such other telephone number or address as shall be designated by such party in a notice to the other party. All notices and other communications hereunder (other than a notice of change of address or telephone number) shall be deemed delivered and received: (a) in the case of a telecopy, when transmitted by telecopier, answer-back received, (b) in the case of personal delivery, when delivered, and (c) in the case of a mailing, three Business Days after it is deposited in the mails (registered or certified mail, return receipt requested, postage prepaid), in each case given or addressed as aforesaid. Telephonic notice may be given, provided it is promptly confirmed by the sender by telecopy. A notice designating a change of address or telephone number shall be deemed delivered when actually received by the recipient.

        SECTION 7.13.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to contracts made and to be performed exclusively therein.

        IN WITNESS WHEREOF, LMC and LMI have caused this Credit Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

LIBERTY MEDIA CORPORATION
By: Title:
LIBERTY MEDIA INTERNATIONAL, INC.
By: Title:

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FORM OF CREDIT FACILITY